Exhibit 99.2

Flamel Technologies to Present at Ladenburg Thalmann 2016 Healthcare Conference

Lyon, France – September, 19 2016 – Flamel Technologies (NASDAQ: FLML) today announced that management will present at the Ladenburg Thalmann 2016 Healthcare Conference. Michael Anderson, Chief Executive Officer, and Mike Kanan, Chief Financial Officer, are scheduled to present on Tuesday, September 27, 2016 at 3:00 p.m. Eastern Time.

The presentation will be webcast live and can be accessed by visiting the "Events & Presentations" page of the Company's Investor website at http://www.flamel.com/investors. A replay of the webcast will be archived on the website for ninety days following the event.

About Flamel Technologies
Flamel Technologies SA (NASDAQ: FLML) is a specialty pharmaceutical company utilizing its core competencies in formulation development and drug delivery to develop safer and more efficacious pharmaceutical products, addressing unmet medical needs and/or reducing overall healthcare costs. Flamel currently markets three previously Unapproved Marketed Drugs ("UMDs") in the United States, Bloxiverz® (neostigmine methylsulfate injection), Vazculep® (phenylephrine hydrochloride injection), and Akovaz™ (ephedrine sulfate injection).  The Company also develops products utilizing its proprietary drug delivery platforms, Micropump® (oral sustained release microparticles platform), along with its tangent technologies, LiquiTime® (a Micropump-derivative platform for liquid oral products) and Trigger Lock™ (a Micropump-derivative platform for abuse-resistant opioids).  Additionally, the Company has developed a long acting injectable platform, Medusa™, a hydrogel depot technology, particularly suited to the development of subcutaneously administered formulations.  Current applications of Flamel's drug delivery products include sodium oxybate (Micropump®), extended-release of liquid medicines such as ibuprofen and guaifenesin (LiquiTime®, through a license arrangement with Elan Pharma International Limited for the U.S. Over-the-Counter market) and a current study of the delivery of exenatide utilizing the Medusa™ technology.  In February 2016, Flamel acquired FSC Pediatrics, a company that markets three pediatric pharmaceutical products - Cefaclor for oral suspension, indicated for infection, Karbinal™ ER, indicated for allergic rhinitis and AcipHex® Sprinkle™ (rabeprazole sodium) indicated for the treatment of gastroesophageal disease (GERD).  FSC also received 510(k) clearance from the FDA in October 2014 for Flexichamber™, a collapsible holding chamber for used in the administration of aerosolized medication using pressurized Metered Dose Inhalers (pMDIs) for the treatment of asthma. The Company is headquartered in Lyon, France and has operations in Dublin, Ireland and in St. Louis, Missouri. Additional information may be found at www.flamel.com.

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Contacts:	Michael F. Kanan
Chief Financial Officer
Phone: (636) 449-1844
E-mail: kanan@flamel.com

Lauren Stival
Sr. Director, Investor Relations and Corporate Communications
Phone: (636) 449-5866
Email: stival@flamel.com